Exhibit 5.1 and 23.2

June 25, 2013

United States Securities and Exchange Commission

100 F Street, N. E.

Washington, D.C. 20549

Re: Kopjaggers, Inc.. Registration Statement on Form S-1 relating to a maximum of 25,500 shares of KOPJAGGERS, INC. Common Stock no par value per share

To Whom It May Concern:

I have been requested by Kopjaggers, Inc. , a Florida corporation, to furnish you with my opinion as to the matters hereinafter set forth in connection with the above captioned registration statement (the “Registration Statement”) covering a maximum of 25,500 shares which will be offered by KOPJAGGERS, INC..

In connection with this opinion, I have examined the Registration Statement, the Certificate of Incorporation and By-Laws of Kopjaggers, Inc. copies of the records of corporate proceedings of Kopjaggers, Inc. and copies of such other agreements, instruments and documents as I have deemed necessary to enable me to render the opinion hereinafter expressed.

Based upon and subject to the foregoing, I am of the opinion that the shares being offered and registered are duly authorized and, when sold in the manner described in the Registration Statement, will be legally issued, fully paid and non-assessable.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the caption “Legal Matters” in the prospectus included in the registration statement.

Very truly yours,

/s/ Angela Collette

Angela Collette